Exhibit 99.1

Press Release

For Further Information Contact:

INVESTORS:	MEDIA:
Matt Schroeder	Susan Henderson
(717) 214-8867	(717) 730-7766
or investor@riteaid.com

FOR IMMEDIATE RELEASE

RITE AID REPORTS NET INCOME AND ADJUSTED EBITDA

FOR FOURTH QUARTER AND FULL 2015 FISCAL YEAR

•	Fourth Quarter Net Income of $1.835 Billion and Net Income per Diluted Share of $1.79, Compared to the Prior Year’s Fourth Quarter Net Income of $55.4 Million and Net Income per Diluted Share of $0.06

•	Full Year Net Income of $2.109 Billion and Net Income per Diluted Share of $2.08, Compared to the Prior Year Net Income of $249.4 Million and Net Income per Diluted Share of $0.23

•	Current Year Fourth Quarter and Full Year Results Includes an Income Tax Benefit of $1.716 Billion and $1.682 Billion, Respectively, Primarily as a Result of a Reduction of Deferred Tax Asset Valuation Allowance

•	Fourth Quarter Adjusted EBITDA of $343.3 Million Compared to Adjusted EBITDA of $356.3 Million in the Prior Year’s Fourth Quarter

•	Full Year Adjusted EBITDA of $1,322.8 Million Compared to Adjusted EBITDA of $1,325.0 Million in the Prior Year

•	Rite Aid Provides Outlook for Fiscal 2016

CAMP HILL, Pa. (Apr. 8, 2015) - Rite Aid Corporation (NYSE: RAD) today reported operating results for its fourth quarter and fiscal year ended February 28, 2015.

For the fourth quarter, the company reported revenues of $6.8 billion and net income of $1.835 billion, or $1.79 per diluted share. For the full year, the company reported revenues of $26.5 billion and net income of $2.109 billion, or $2.08 per diluted share. Current year results for both the fourth quarter and the full year were favorably impacted by a reduction of the deferred tax asset valuation allowance and a full year provision of income tax expense at a statutory tax rate, the net effect of which resulted in an income tax benefit of $1.716 billion, or $1.67 per diluted share and $1.682 billion, or $1.65 per diluted share in the fourth quarter and full year, respectively. The company reported Adjusted EBITDA of $343.3 million or 5.0 percent of revenues in the fourth quarter and $1,322.8 million or 5.0 percent of revenues for the full year.

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Rite Aid FY 2015 Q4 Press Release - page 2

The reduction of the tax valuation allowance represents a non-cash benefit to earnings in fiscal 2015. While the company will record charges for income taxes in future periods, it does not expect to pay significant cash taxes for the foreseeable future.

“In the fourth quarter, our strong growth in same-store sales and prescription count as well as strong cost control helped drive continued profitability,” said Rite Aid Chairman and CEO John Standley.

“These positive results contributed to a successful year in which we took significant steps to further position Rite Aid as a retail healthcare company,” added Standley. “We look forward to building upon our success by leveraging our recent strategic investments to grow our business. We will also continue to implement our initiatives that deliver value to our customers and help us provide greater access to convenient, affordable and high quality healthcare. I thank our dedicated team of nearly 90,000 Rite Aid associates for the great work they did throughout the year to continue our recent momentum.”

Fourth Quarter Summary

Revenues for the quarter were $6.8 billion versus revenues of $6.6 billion in the prior year’s fourth quarter. Revenues increased 3.8 percent primarily as a result of an increase in same store sales.

Same store sales for the quarter increased 4.5 percent over the prior year, consisting of a 5.7 percent increase in pharmacy sales and a 2.0 percent increase in front-end sales. Pharmacy sales included a negative impact of approximately 128 basis points from new generic introductions. The number of prescriptions filled in same stores increased 3.5 percent over the prior year period. Prescription sales accounted for 68.1 percent of total drugstore sales, and third party prescription revenue was 97.5 percent of pharmacy sales.

Net income was $1.835 billion or $1.79 per diluted share compared to last year’s fourth quarter net income of $55.4 million or $0.06 per diluted share. Current year net income included the favorable impact of a reduction of a deferred tax asset valuation allowance of $1.841 billion and income tax expense of $125.3 million compared to last year’s income tax benefit of $6.0 million.

Pre-tax income for the fourth quarter was $119.1 million or $0.12 per diluted share versus $49.4 million or $0.05 per diluted share in the prior year’s fourth quarter. Pre-tax income was favorably impacted by a LIFO credit in the current year of $23.5 million compared to last year’s LIFO charge of $44.1 million.

Adjusted EBITDA (which is reconciled to net income on the attached table) was $343.3 million or 5.0 percent of revenues for the fourth quarter compared to $356.3 million or 5.4 percent of revenues for the same period last year. Adjusted EBITDA in last year’s fourth quarter was favorably impacted by a $28 million reimbursement rate adjustment related to Medi-Cal.

In the fourth quarter, the company relocated 3 stores, remodeled 115 stores and expanded 2 stores, bringing the total number of wellness stores chainwide to 1,634. The company also opened 1 store, acquired 2 stores and closed 5 stores, resulting in a total store count of 4,570 at the end of the fourth quarter.

Full Year Results

For the fiscal year ended February 28, 2015, Rite Aid had revenues of $26.5 billion compared to $25.5 billion for the prior year. Revenues increased 3.9 percent primarily as a result of an increase in same store sales.

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Rite Aid FY 2015 Q4 Press Release - page 3

Same store sales for the year increased 4.3 percent consisting of a 5.8 percent increase in pharmacy sales and a 1.2 percent increase in front end sales. Pharmacy sales included a negative impact of approximately 175 basis points from new generic introductions. The number of prescriptions filled in same stores increased 3.5 percent over the prior year period. Prescription sales accounted for 68.8 percent of total drugstore sales, and third party prescription revenue was 97.5 percent of pharmacy sales.

Net income for fiscal 2015 was $2.109 billion or $2.08 per diluted share compared to last year’s net income of $249.4 million or $0.23 per diluted share. Current year results were favorably impacted by the reduction of a deferred tax asset valuation allowance of $1.841 billion, partially offset by income tax expense of $159.0 million compared to $0.8 million in the prior year.

Pre-tax income was $426.8 million or $0.42 per diluted share in fiscal 2015 compared to $250.2 million or $0.23 per diluted share in fiscal 2014. Current year results were favorably impacted by a LIFO credit of $18.9 million in the current year compared to a LIFO charge of $104.1 million in the prior year, a loss on debt retirement of $18.5 million compared to $62.4 million in the prior year, and lower interest expense.

Adjusted EBITDA was $1,322.8 million or 5.0 percent of revenues for the year compared to $1,325.0 million or 5.2 percent of revenues for last year.

For the year, the company relocated 14 stores, acquired 9 stores, remodeled 440 stores, expanded 5 stores, opened two stores, and closed 28 stores.

Outlook for Fiscal 2016

The company’s outlook for fiscal 2016 is based on the anticipated benefits of its wellness remodels, a full year of benefits from the pharmacy sourcing arrangement with McKesson and other initiatives to grow sales and drive operational efficiencies. The company’s outlook also considers planned wage and benefit increases, the introduction of certain new generics and a reimbursement rate environment that is expected to continue to be challenging. The outlook does not consider the impact of the EnvisionRx acquisition due to the uncertainty as to when the transaction will close. The company’s outlook also reflects an increase in income tax expense compared to fiscal 2015, which included an income tax benefit from the reduction of the deferred tax asset valuation allowance. The company expects cash tax payments to remain in a range of $10 million to $20 million for fiscal 2016 as it will continue to be able to utilize its tax net operating loss carryforward.

Rite Aid said it expects sales to be between $26.9 billion and $27.4 billion in fiscal 2016 with same store sales expected to range from an increase of 2.5 percent to an increase of 4.5 percent over fiscal 2015.

Adjusted EBITDA (which is reconciled to net income on the attached table) is expected to be between $1.250 billion and $1.350 billion.

Net income for fiscal 2016 is expected to be between $190 million and $275 million or income per diluted share of $0.19 to $0.27. This guidance is net of estimated income tax expense of between $130 million and $180 million, or $0.13 to $0.18 per diluted share, respectively.

Capital expenditures are expected to be approximately $650 million.

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Rite Aid FY 2015 Q4 Press Release - page 4

Conference Call Broadcast

Rite Aid will hold an analyst call at 8:30 a.m. Eastern Time today with remarks by Rite Aid's management team. The call will be simulcast via the internet and can be accessed through the websites www.riteaid.com in the conference call section of investor information and www.StreetEvents.com. Slides related to materials discussed on the call will be available on both sites. A playback of the call will be available on both sites starting at 12 p.m. Eastern Time today. A playback of the call will also be available by telephone beginning at 12 p.m. Eastern Time today until 11:59 p.m. Eastern Time on Apr. 10, 2015. The playback number is 1-855-859-2056 from within the U.S. and Canada or 1-404-537-3406 from outside the U.S. and Canada with the eight-digit reservation number 11217760.

Rite Aid is one of the nation’s leading drugstore chains with 4,570 stores in 31 states and the District of Columbia. Information about Rite Aid, including corporate background and press releases, is available through Rite Aid’s website at www.riteaid.com.

Statements, including guidance, in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, our high level of indebtedness and our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our debt agreements, general economic, market and competitive conditions, our ability to improve the operating performance of our stores in accordance with our long term strategy, the impact of private and public third-party payers continued reduction in prescription drug reimbursements and efforts to encourage mail order, our ability to manage expenses and our investments in working capital, outcomes of legal and regulatory matters and changes in legislation or regulations, including healthcare reform. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and in other documents that we file or furnish with the Securities and Exchange Commission, which you are encouraged to read. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Rite Aid expressly disclaims any current intention to update publicly any forward-looking statement after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

See the attached table for a reconciliation of a non-GAAP financial measure, Adjusted EBITDA to net income, the most comparable GAAP financial measure. We define Adjusted EBITDA as net income excluding the impact of income taxes (and any corresponding adjustments to tax indemnification asset), interest expense, depreciation and amortization, LIFO adjustments, charges or credits for facility closing and impairment, inventory write-downs related to store closings, debt retirements and other items (including stock-based compensation expense, sale of assets and investments and revenue deferrals related to our customer loyalty program).

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RITE AID CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(unaudited)

	February 28, 2015	March 1, 2014
ASSETS
Current assets:
Cash and cash equivalents	$115,899	$146,406
Accounts receivable, net	980,904	949,062
Inventories, net of LIFO reserve of $997,528 and $1,018,581	2,882,980	2,993,948
Deferred tax assets	17,823	-
Prepaid expenses and other current assets	224,152	195,709
Total current assets	4,221,758	4,285,125
Property, plant and equipment, net	2,091,369	1,957,329
Goodwill	76,124	-
Other intangibles, net	421,480	431,227
Deferred tax assets	1,766,349	-
Other assets	286,172	271,190
Total assets	$8,863,252	$6,944,871

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Current maturities of long-term debt and lease financing obligations	$100,376	$49,174
Accounts payable	1,133,520	1,292,419
Accrued salaries, wages and other current liabilities	1,193,419	1,165,859
Deferred tax liabilities	57,685	-
Total current liabilities	2,485,000	2,507,452
Long-term debt, less current maturities	5,483,415	5,632,798
Lease financing obligations, less current maturities	61,152	75,171
Other noncurrent liabilities	776,629	843,152
Total liabilities	8,806,196	9,058,573

Commitments and contingencies	-	-
Stockholders' equity (deficit):
Common stock	988,558	971,331
Additional paid-in capital	4,521,023	4,468,149
Accumulated deficit	(5,406,675)	(7,515,848)
Accumulated other comprehensive loss	(45,850)	(37,334)
Total stockholders' equity (deficit)	57,056	(2,113,702)
Total liabilities and stockholders' equity (deficit)	$8,863,252	$6,944,871

RITE AID CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

(unaudited)

	Thirteen weeks ended February 28, 2015	Thirteen weeks ended March 1, 2014
Revenues	$6,847,929	$6,597,459
Costs and expenses:
Cost of goods sold	4,892,068	4,711,743
Selling, general and administrative expenses	1,718,327	1,716,671
Lease termination and impairment charges	21,284	17,270
Interest expense	98,442	101,992
(Gain) loss on sale of assets, net	(1,259)	412

	6,728,862	6,548,088

Income before income taxes	119,067	49,371
Income tax benefit	(1,715,965)	(6,006)
Net income	$1,835,032	$55,377

Basic and diluted earnings per share:

Numerator for earnings per share:
Net income	$1,835,032	$55,377
Add back - Interest on convertible notes	1,364	1,364
Income attributable to common stockholders - diluted	$1,836,396	$56,741

Denominator:
Basic weighted average shares	977,716	956,925
Outstanding options and restricted shares, net	22,097	35,304
Convertible notes	24,792	24,800

Diluted weighted average shares	1,024,605	1,017,029

Basic income per share	$1.88	$0.06
Diluted income per share	$1.79	$0.06

RITE AID CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

(unaudited)

	Fifty-two weeks ended February 28, 2015	Fifty-two weeks ended March 1, 2014
Revenues	$26,528,377	$25,526,413
Costs and expenses:
Cost of goods sold	18,951,645	18,202,679
Selling, general and administrative expenses	6,695,642	6,561,162
Lease termination and impairment charges	41,945	41,304
Interest expense	397,612	424,591
Loss on debt retirements, net	18,512	62,443
Gain on sale of assets, net	(3,799)	(15,984)

	26,101,557	25,276,195

Income before income taxes	426,820	250,218
Income tax (benefit) expense	(1,682,353)	804
Net income	$2,109,173	$249,414

Basic and diluted earnings per share:

Numerator for earnings per share:
Net income	$2,109,173	$249,414
Accretion of redeemable preferred stock	-	(77)
Cumulative preferred stock dividends	-	(8,318)
Conversion of Series G and H preferred stock	-	(25,603)
Income attributable to common stockholders - basic	2,109,173	215,416
Add back - Interest on convertible notes	5,456	5,456
Income attributable to common stockholders - diluted	$2,114,629	$220,872

Denominator:
Basic weighted average shares	971,102	922,199
Outstanding options and restricted shares, net	21,967	32,093
Convertible notes	24,792	24,800

Diluted weighted average shares	1,017,861	979,092

Basic income per share	$2.17	$0.23
Diluted income per share	$2.08	$0.23

RITE AID CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

(unaudited)

	Thirteen weeks ended February 28, 2015	Thirteen weeks ended March 1, 2014
Net income	$1,835,032	$55,377
Other comprehensive (loss) income:
Defined benefit pension plans:
Amortization of prior service cost, net transition obligation and net actuarial losses included in net periodic pension cost, net of $6,042 and $0 tax benefit	(10,495)	20,247
Total other comprehensive (loss) income	(10,495)	20,247
Comprehensive income	$1,824,537	$75,624

RITE AID CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

(unaudited)

	Fifty-two weeks ended February 28, 2015	Fifty-two weeks ended March 1, 2014
Net income	$2,109,173	$249,414
Other comprehensive (loss) income:
Defined benefit pension plans:
Amortization of prior service cost, net transition obligation and net actuarial losses included in net periodic pension cost, net of $6,042 and $0 tax benefit	(8,516)	24,035
Total other comprehensive (loss) income	(8,516)	24,035
Comprehensive income	$2,100,657	$273,449

RITE AID CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL OPERATING AND CASH FLOW  INFORMATION

(Dollars in thousands, except per share amounts)

(unaudited)

	Thirteen weeks ended February 28, 2015	Thirteen weeks ended March 1, 2014

SUPPLEMENTAL OPERATING INFORMATION

Revenues	$6,847,929	$6,597,459
Cost of goods sold	4,892,068	4,711,743
Gross profit	1,955,861	1,885,716
LIFO (credit) charge	(23,489)	44,142
FIFO gross profit	1,932,372	1,929,858

Gross profit as a percentage of revenues	28.56%	28.58%
LIFO (credit) charge as a percentage of revenues	-0.34%	0.67%
FIFO gross profit as a percentage of revenues	28.22%	29.25%

Selling, general and administrative expenses	1,718,327	1,716,671
Selling, general and administrative expenses as a percentage of revenues	25.09%	26.02%

Cash interest expense	86,774	98,015
Non-cash interest expense	11,668	3,977
Total interest expense	98,442	101,992

Adjusted EBITDA	343,295	356,330
Adjusted EBITDA as a percentage of revenues	5.01%	5.40%

Net income	1,835,032	55,377
Net income as a percentage of revenues	26.80%	0.84%

Total debt	5,644,943	5,757,143
Invested cash	227	2,484
Total debt net of invested cash	5,644,716	5,754,659

SUPPLEMENTAL CASH FLOW INFORMATION

Payments for property, plant and equipment	101,890	78,601
Intangible assets acquired	32,949	22,748
Total cash capital expenditures	134,839	101,349
Equipment received for noncash consideration	-	1,237
Equipment financed under capital leases	1,408	3,042
Gross capital expenditures	$136,247	$105,628

RITE AID CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL OPERATING AND CASH FLOW  INFORMATION

(Dollars in thousands, except per share amounts)

(unaudited)

	Fifty-two weeks ended February 28, 2015	Fifty-two weeks ended March 1, 2014

SUPPLEMENTAL OPERATING INFORMATION

Revenues	$26,528,377	$25,526,413
Cost of goods sold	18,951,645	18,202,679
Gross profit	7,576,732	7,323,734
LIFO (credit) charge	(18,857)	104,142
FIFO gross profit	7,557,875	7,427,876

Gross profit as a percentage of revenues	28.56%	28.69%
LIFO (credit) charge as a percentage of revenues	-0.07%	0.41%
FIFO gross profit as a percentage of revenues	28.49%	29.10%

Selling, general and administrative expenses	6,695,642	6,561,162
Selling, general and administrative expenses as a percentage of revenues	25.24%	25.70%

Cash interest expense	372,909	407,957
Non-cash interest expense	24,703	16,634
Total interest expense	397,612	424,591

Adjusted EBITDA	1,322,843	1,324,959
Adjusted EBITDA as a percentage of revenues	4.99%	5.19%

Net income	2,109,173	249,414
Net income as a percentage of revenues	7.95%	0.98%

Total debt	5,644,943	5,757,143
Invested cash	227	2,484
Total debt net of invested cash	5,644,716	5,754,659

SUPPLEMENTAL CASH FLOW INFORMATION

Payments for property, plant and equipment	426,828	333,870
Intangible assets acquired	112,558	87,353
Total cash capital expenditures	539,386	421,223
Equipment received for noncash consideration	1,600	2,825
Equipment financed under capital leases	6,157	18,065
Gross capital expenditures	$547,143	$442,113

RITE AID CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(In thousands)

	Thirteen weeks ended February 28, 2015	Thirteen weeks ended March 1, 2014

Reconciliation of net income to adjusted EBITDA:
Net income	$1,835,032	$55,377
Adjustments:
Interest expense	98,442	101,992
Income tax expense (benefit)	125,339	(6,006)
Income tax valuation allowance reduction	(1,841,304)	-
Depreciation and amortization	107,425	102,060
LIFO (credit) charge	(23,489)	44,142
Lease termination and impairment charges	21,284	17,270
Other	20,566	41,495
Adjusted EBITDA	$343,295	$356,330
Percent of revenues	5.01%	5.40%

RITE AID CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(In thousands)

	Fifty-two weeks ended February 28, 2015	Fifty-two weeks ended March 1, 2014

Reconciliation of net income to adjusted EBITDA:
Net income	$2,109,173	$249,414
Adjustments:
Interest expense	397,612	424,591
Income tax expense	158,951	804
Income tax valuation allowance reduction	(1,841,304)	-
Depreciation and amortization	416,628	403,741
LIFO (credit) charge	(18,857)	104,142
Lease termination and impairment charges	41,945	41,304
Other	58,695	100,963
Adjusted EBITDA	$1,322,843	$1,324,959
Percent of revenues	4.99%	5.19%

RITE AID CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(unaudited)

	Thirteen weeks ended February 28, 2015	Thirteen weeks ended March 1, 2014

OPERATING ACTIVITIES:
Net income	$1,835,032	$55,377
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	107,425	102,060
Lease termination and impairment charges	21,284	17,270
LIFO (credit) charge	(23,489)	44,142
(Gain) loss on sale of assets, net	(1,259)	412
Stock-based compensation expense	6,458	4,000
Changes in deferred taxes	(1,726,487)	-
Excess tax benefit on stock options and restricted stock	(13,916)	(26,665)
Changes in operating assets and liabilities:
Accounts receivable	15,591	(107,946)
Inventories	138,023	262,965
Accounts payable	(124,905)	(125,934)
Other assets and liabilities, net	(58,757)	(31,553)
Net cash provided by operating activities	175,000	194,128
INVESTING ACTIVITIES:
Payments for property, plant and equipment	(101,890)	(78,601)
Intangible assets acquired	(32,949)	(22,748)
Proceeds from dispositions of assets and investments	4,935	14,259
Proceeds from insured loss	-	9,006
Net cash used in investing activities	(129,904)	(78,084)
FINANCING ACTIVITIES:
Net proceeds from (payments to) revolver	945,000	(190,000)
Principal payments on long-term debt	(1,151,897)	(7,907)
Change in zero balance cash accounts	41,015	10,066
Net proceeds from the issuance of common stock	8,594	8,336
Excess tax benefit on stock options and restricted stock	13,916	26,665
Deferred financing costs paid	(18,779)	(10)
Net cash used in financing activities	(162,151)	(152,850)
Decrease in cash and cash equivalents	(117,055)	(36,806)
Cash and cash equivalents, beginning of period	232,954	183,212
Cash and cash equivalents, end of period	$115,899	$146,406

RITE AID CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(unaudited)

	Fifty-two weeks ended February 28, 2015	Fifty-two weeks ended March 1, 2014

OPERATING ACTIVITIES:
Net income	$2,109,173	$249,414
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	416,628	403,741
Lease termination and impairment charges	41,945	41,304
Gain from lease termination	-	(8,750)
LIFO (credit) charge	(18,857)	104,142
Gain on sale of assets, net	(3,799)	(15,984)
Stock-based compensation expense	23,390	16,194
Loss on debt retirements, net	18,512	62,443
Changes in deferred taxes	(1,726,487)	-
Excess tax benefit on stock options and restricted stock	(41,563)	(26,665)
Changes in operating assets and liabilities:
Accounts receivable	(25,902)	(28,051)
Inventories	129,985	56,557
Accounts payable	(169,952)	(100,774)
Other assets and liabilities, net	(104,114)	(51,525)
Net cash provided by operating activities	648,959	702,046
INVESTING ACTIVITIES:
Payments for property, plant and equipment	(426,828)	(333,870)
Intangible assets acquired	(112,558)	(87,353)
Acquisition of Health Dialog and RediClinic, net of cash acquired	(69,793)	-
Proceeds from sale-leaseback transactions	-	3,989
Proceeds from dispositions of assets and investments	15,494	28,416
Proceeds from lease termination	-	8,750
Proceeds from insured loss	-	15,144
Net cash used in investing activities	(593,685)	(364,924)
FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	1,152,293	1,310,000
Net proceeds from (payments to) revolver	1,325,000	(265,000)
Principal payments on long-term debt	(2,595,709)	(1,340,435)
Change in zero balance cash accounts	1,081	(95)
Net proceeds from the issuance of common stock	24,117	33,217
Payments for the repurchase of preferred stock	-	(21,034)
Financing fees paid for early debt redemption	(13,841)	(45,636)
Excess tax benefit on stock options and restricted stock	41,563	26,665
Deferred financing costs paid	(20,285)	(17,850)
Net cash used in financing activities	(85,781)	(320,168)
(Decrease) increase in cash and cash equivalents	(30,507)	16,954
Cash and cash equivalents, beginning of period	146,406	129,452
Cash and cash equivalents, end of period	$115,899	$146,406

RITE AID CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

RECONCILIATION OF NET INCOME GUIDANCE TO ADJUSTED EBITDA GUIDANCE

YEAR ENDING FEBRUARY 27, 2016

(In thousands, except per share amounts)

	Guidance Range
	Low	High

Sales	$26,900,000	$27,400,000

Same store sales	2.50%	4.50%

Gross capital expenditures	$650,000	$650,000

Reconciliation of net income to adjusted EBITDA:
Net income	$190,000	$275,000
Adjustments:
Interest expense	350,000	350,000
Income tax expense	130,000	180,000
Depreciation and amortization	445,000	440,000
LIFO charge	30,000	10,000
Store closing and impairment charges	55,000	45,000
Other	50,000	50,000
Adjusted EBITDA (1)	$1,250,000	$1,350,000

Diluted income per share	$0.19	$0.27

(1)    Does not include certain estimated amounts related to our pending EnvisionRx acquisition. Preliminary annual estimates for EBITDA, Interest expense and Depreciation and amortization are $155,000, $110,000, and $38,000 respectively. We expect to incur a portion of the annual interest expense prior to closing the acquisition.